Exhibit 99.1

Regency Energy Partners LP Prices Private Placement of $250 Million of

9.375% Senior Unsecured Notes Due 2016

Dallas, May 15, 2009 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today the pricing of $250 million of senior notes. The 9.375% notes mature on June 1, 2016, and were priced at 94.496% of the principal amount to yield 10.5%. The offering is expected to settle and close on May 20, 2009, subject to customary closing conditions.

The Partnership intends to use the net proceeds from the offering to repay a portion of its outstanding balance under its revolving credit facility.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

CONTACT:

Investor Relations:

Shannon Ming

Vice President, Investor Relations & Corporate Finance Support

Regency Energy Partners

214-840-5467

shannon.ming@regencygas.com

Media Relations:

Elizabeth Cornelius

HCK2 Partners

972-716-0500 x26

elizabeth.cornelius@hck2.com